Exhibit 99.1
300 Arboretum Place
Suite 520
Richmond, VA 23236
BDO Seidman, LLP
Accountants and Consultants
LETTER OF THE CERTIFIED PUBLIC ACCOUNT FOR THE
ACCESS NATIONAL CORPORATION 401(K) PROFIT SHARING PLAN
(AS RESTATED FEBRUARY 4, 2004)
To the Plan Administrator
Access National Corporation 401(k) Profit Sharing Plan (As Restated February 4, 2004)
We will be unable to complete the audit of Access National Corporation 401(k) Profit Sharing Plan (As Restated February 4, 2004) as of and for the year ended December 31, 2008 by the filing deadline due to the failure of the service providers for the Plan to provide requested information in a timely manner.
/s/ BDO Seidman, LLP
Richmond, VA
June 30, 2009